Exhibit 99.1

From:  Jack Powell (media)
           414-221-4444
           jack.powell@we-energies.com

         Colleen Henderson (investors)
         414-221-2592
         colleen.henderson@we-energies.com

May 3, 2004

Wisconsin Energy Corporation posts first quarter results

MILWAUKEE -- Wisconsin Energy Corp. (NYSE: WEC) today reported first quarter 2004 net income of $91 million, or $0.76 per share, compared with net income of $92 million, or $0.79 per share, in the first three months of 2003. The results are in line with the annual earnings guidance the company issued earlier this year.

In this year's first quarter, the company recorded a charge of $0.03 per share for early debt-redemption costs. Adjusting for this item, earnings from normal operations were $0.79 per share in the first quarter of 2004 compared to $0.79 per share in the same period last year.

In addition, earnings for the first quarter of last year were boosted by $0.05 per share from the impact of abnormally cold weather.

Wisconsin Energy's results included $8 million, or $0.07 per share, associated with the company's pump manufacturing business, which is reported as discontinued operations. In February, Wisconsin Energy announced it would sell the business to Pentair, Inc., a transaction that is currently being reviewed by the Federal Trade Commission. The sale is expected to close in the third quarter of 2004.

First quarter revenues from continuing operations were $1.07 billion, compared with $1.05 billion in the same period a year earlier.

"Overall, we delivered a solid quarter, and we're on track for the year," said Gale E. Klappa, Wisconsin Energy Corporation's chairman, president and chief executive officer. "We're making progress in executing our Power the Future plan, reducing debt and repurchasing our common stock. In addition, we are continuing to improve our operational efficiency. We remain optimistic about our prospects for 2004 and beyond."

All earnings per share numbers listed in this news release are on a fully-diluted basis.

Conference Call

A conference call is scheduled for 1 p.m. Central Daylight Time (CDT) on Monday,

May 3. The presentation will review 2004 first quarter earnings and discuss the company's outlook for the future. All interested parties, including shareholders, reporters and the general public, are invited to listen to the presentations.

To listen to the conference call on the phone

Dial (800) 360-9865 up to 15 minutes before the call begins. No password is required.

To listen to the conference call on the Web

Access also can be gained through the company's Web site (www.WisconsinEnergy.com) by clicking on the icon for the "2004 First Quarter Earnings Release & Conference Call" and selecting "Webcast audio" up to 15 minutes before 1 p.m. CDT.

In conjunction with this earnings announcement, Wisconsin Energy has posted on its Web site a package of detailed financial information on its first quarter performance. The materials are available at 7 a.m. CDT on May 3. An archive of the presentation will be available on the Web site after the call.

Non-GAAP earnings measures

Earnings from normal operations (non-GAAP earnings), which generally exclude non-operational items as well as one-time charges or credits that are not associated with the company's ongoing operations, are provided as a complement to earnings presented in accordance with GAAP. These items are not indicative of the company's operating performance. Therefore, we believe that the presentation of earnings from normal operations is relevant and useful to investors to understand Wisconsin Energy's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 62,000 shareholders and approximately $10 billion in assets.

Forward-looking statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; factors which impact execution of the sale of the company's manufacturing segment; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended December 31, 2003, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission.

Tables Follow

# # #

WISCONSIN ENERGY CORPORATION CONSOLIDATED CONDENSED INCOME STATEMENTS (Unaudited)

	Three Months Ended March 31

	2004	2003

	(Millions of Dollars)

Operating Revenues	$1,066	$1,051

Operating Expenses
Fuel and purchased power	144	139
Cost of gas sold	386	395
Other operation and maintenance	255	243
Depreciation, decommissioning
and amortization	77	81
Property and revenue taxes	22	21

Total Operating Expenses	884	879

Operating Income	182	172

Other Income, Net	4	8

Financing Costs	54	51

Income From Continuing
Operations Before Income Taxes	132	129

Income Taxes	49	46

Income From Continuing Operations	83	83

Income From Discontinued
Operations, Net of Tax	8	9

Net Income	$91	$92

Earnings Per Share (Basic)
Continuing operations	$0.70	$0.71
Discontinued operations	0.07	0.08

Total Earnings Per Share (Basic)	$0.77	$0.79

Earnings Per Share (Diluted)
Continuing operations	$0.69	$0.71
Discontinued operations	0.07	0.08

Total Earnings Per Share (Diluted)	$0.76	$0.79

Weighted Average Common
Shares Outstanding (Millions)
Basic	118.5	116.2
Diluted	120.2	116.9

Dividends Per Share of Common Stock	$0.21	$0.20

WISCONSIN ENERGY CORPORATION SUMMARY OF CONSOLIDATED CONDENSED EARNINGS (Unaudited)

	Three Months Ended March 31

	2004	2003

	(Millions of Dollars)
Operating Income

Utility Energy Segment	$187	$180

Non-Utility Energy Segment	(3)	(6)

Corporate and Other	(2)	(2)

Total Operating Income	182	172

Other Income, Net	4	8

Financing Costs	54	51

Income From Continuing
Operations Before Income Taxes	132	129

Income Taxes	49	46

Income From Continuing Operations	83	83

Income From Discontinued
Operations, Net of Tax	8	9

Net Income	$91	$92

WISCONSIN ENERGY CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	March 31, 2004	December 31, 2003

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In Service	$8,401	$8,342
Accumulated depreciation	(3,088)	(3,021)

	5,313	5,321
Construction work in progress	355	296
Leased facilities, net	103	105
Nuclear fuel, net	72	78

Net Property, Plant and Equipment	5,843	5,800

Investments	945	951

Current Assets
Cash and cash equivalents	18	28
Accounts receivable	446	334
Accrued revenues	145	212
Materials, supplies and inventories	227	386
Assets held for sale	953	938
Other	168	168

Total Current Assets	1,957	2,066

Deferred Charges and Other Assets
Regulatory assets	610	613
Goodwill, net	442	442
Other	155	154

Total Deferred Charges and Other Assets	1,207	1,209

Total Assets	$9,952	$10,026

Capitalization and Liabilities

Capitalization
Common equity	$2,413	$2,359
Preferred stock of subsidiary	30	30
Long-term debt	3,358	3,571

Total Capitalization	5,801	5,960

Current Liabilities
Long-term debt due currently	166	166
Short-term debt	580	591
Accounts payable	214	249
Accrued liabilities	156	126
Liabilities held for sale	252	252
Other	173	114

Total Current Liabilities	1,541	1,498

Deferred Credits and Other Liabilities
Regulatory liabilities	876	887
Asset retirement obligations	741	732
Deferred income taxes - long-term	604	571
Other	389	378

Total Deferred Credits and Other Liabilities	2,610	2,568

Total Capitalization and Liabilities	$9,952	$10,026

WISCONSIN ENERGY CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31

	2004	2003

	(Millions of Dollars)
Operating Activities
Net income	$91	$92
Income from discontinued operations, net of tax	(8)	(9)
Reconciliation to cash
Depreciation, decommissioning and amortization	90	87
Deferred income taxes and investment tax credits, net	22	(15)
Working capital and other	191	117

Cash Provided by Operating Activities	386	272

Investing Activities
Capital expenditures	(134)	(137)
Other investing activities	6	(36)

Cash Used in Investing Activities	(128)	(173)

Financing Activities
Common stock issued (repurchased), net	(19)	4
Dividends paid on common stock	(24)	(23)
Change in debt, net	(225)	(92)
Other	-	(4)

Cash Used in Financing Activities	(268)	(115)

Change in Cash From Continuing Operations	(10)	(16)

Cash at Beginning of Period	28	35

Cash at End of Period	$18	$19

Supplemental Information - Cash Paid For
Interest (net of amount capitalized)	$21	$27
Income taxes (net of refunds)	$16	$38